EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-139446) on Form S-8 of our report dated March 30, 2007, except for Notes 4 and 16, as to which the date is July 18, 2007, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K/A of American Shared Hospital Services for the year ended December 31, 2006.
/S/ MOSS ADAMS LLP
San Francisco, CA
July 18, 2007